                                                  EXHIBIT 11

                      UNITED WASTE SYSTEMS, INC.
         STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS

                                          Three Months   Three Months
                                              Ended          Ended
                                         March 31, 1996 March 31, 1995
Net income                                 $6,186,392     $3,279,695
Dividends on preferred stock                               (204,925)
Earnings available to
  common stockholders                      $6,186,392     $3,074,770

Historical weighted average
  common shares outstanding                17,594,655     13,602,102
Dilution of common stock options
    and warrants (1)                        1,286,710      1,244,898
Weighted average common shares
  outstanding                              18,881,365     14,847,000
                                                 $.33           $.21

- - -----------------------
(1)  Based upon the treasury stock approach
